                                                                    EXHIBIT 23.4

Consent of Skadden, Arps, Slate, Meagher & Flom LLP

Board of Directors
Del Webb Corporation
6001 North 24th Street
Phoenix, AZ  85016-2021

We hereby consent to the use of our name under the captions "United States Federal Income Tax Consequences of the Merger," and "Legal Matters" appearing in the Registration Statement of Pulte Homes, Inc. on Form S-4, including the Joint Proxy/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP

Los Angeles, California
June 6, 2001